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As filed with the Securities and Exchange Commission on November 9, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aralez Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	98-1283375 (I.R.S. Employer Identification No.)

7100 West Credit Avenue, Suite 101
Mississauga, Ontario L5N 0E4
(905) 876-1118
(Address, including zip code, and telephone number, including area code, of agent for service)

Adrian Adams
Chief Executive Officer
Aralez Pharmaceuticals Inc.
7100 West Credit Avenue, Suite 101
Mississauga, Ontario L5N 0E4
(905) 876-1118
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam M. Turteltaub, Esq. Russell L. Leaf, Esq. Sean M. Ewen, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Eric L. Trachtenberg General Counsel, Chief Compliance Officer and Corporate Secretary Aralez Pharmaceuticals Inc. 7100 West Credit Avenue, Suite 101 Mississauga, Ontario L5N 0E4 (905) 876-1118

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

             If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box    ☒

             If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

             If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Shares, no par value

Preferred Shares, no par value

Warrants

Debt Securities

Total	—	—	$100,000,000	$12,450

(1)
Such indeterminate number of common shares, preferred shares, warrants and debt securities as may from time to time be issued at indeterminate prices. Pursuant to Rule 457(i) under the Securities Act of 1933 (the "Securities Act"), the securities registered hereunder also include such indeterminate number of common shares or preferred shares as may be issued upon conversion or exchange of any preferred shares, warrants or debt securities registered hereunder that provide for conversion or exchange or upon exercise of warrants. In addition, pursuant to Rule 416 under the Securities Act, the securities registered hereunder also include such indeterminate number of securities as may be issued with respect to the securities being registered hereunder as a result of share splits, share dividends or similar transactions. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)
The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 9, 2017

Prospectus

$100,000,000

COMMON SHARES

PREFERRED SHARES

WARRANTS

DEBT SECURITIES

        We may issue from time to time in one or more series or classes up to $100,000,000 in aggregate total amount of our common shares, preferred shares, warrants and/or debt securities. This prospectus describes the general terms of our common shares, preferred shares, warrants and debt securities and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

        We may offer our securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement.

        Our common shares are listed on the NASDAQ Global Select Market under the symbol "ARLZ" and on the Toronto Stock Exchange ("TSX") under the symbol "ARZ". On November 8, 2017, the last reported sale price of our common shares on the NASDAQ Global Select Market was $1.83 per share.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 9 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2017

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may from time to time offer to sell up to $100,000,000 in aggregate total amount of our common shares, preferred shares, warrants to purchase any such securities and debt securities in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information." This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

        You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        Aralez PharmaceuticalsTM and the Aralez logo are trademarks of Aralez Pharmaceuticals Inc. or one of its affiliates in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to "Aralez," the "Company," "we," "us," and "our" refer to Aralez Pharmaceuticals Inc., together with its wholly-owned subsidiaries. All dollar amounts are expressed in U.S. dollars unless otherwise noted. Amounts are expressed on an as converted from Canadian dollar to U.S. dollar basis, as applicable, and are calculated using the applicable conversion rates as of and for the periods ended September 30, 2017 unless otherwise noted.

        In this prospectus, we refer to the common shares, preferred shares, warrants and debt securities being offered, collectively, as "securities."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated herein by reference includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements about execution of our commercialization strategy with our expanded product portfolio, including Yosprala® (aspirin and omeprazole), Fibricor® (fenofibric acid) and its authorized generic, Toprol-XL® (metoprolol succinate) and its authorized generic and

Zontivity® (vorapaxar), the benefits of the combination of POZEN Inc. and Tribute Pharmaceuticals Canada Inc., our expectations with respect to our cash, cost savings initiatives including recently announced initiatives and the expected effects of such initiatives, business development plans, our operating model and financial discipline, our objective to achieve sustained long-term profitability and growth, product launches, our strategies, plans, objectives, financial forecasts, goals, prospects, prospective products or product approvals, future performance or results of current and anticipated products, including future royalties and milestone payments if certain targets are achieved, ongoing litigation, exposure to foreign currency exchange rate fluctuations, interest rate changes, impact of accounting pronouncements on our consolidated financial statements and other statements that are not historical facts.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

        Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and unless required by law we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

        Please refer to the section entitled "Risk Factors" of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus or any accompanying prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

ABOUT ARALEZ

Overview

        Aralez is a global specialty pharmaceutical company focused on delivering meaningful products to improve patients' lives while creating shareholder value by acquiring, developing and commercializing products primarily in cardiovascular and other specialty areas. Our parent corporation, Aralez Pharmaceuticals Inc., was incorporated under the British Columbia Business Corporations Act ("BCBCA") on December 2, 2015. Our global headquarters is located in Mississauga, Ontario, Canada, our U.S. headquarters is located in Princeton, New Jersey, United States, and our Irish headquarters is located in Dublin, Ireland. Aralez was formed for the purpose of facilitating the business combination of POZEN Inc., a Delaware corporation ("Pozen"), and Tribute Pharmaceuticals Canada Inc., a corporation incorporated under the laws of the Province of Ontario, Canada ("Tribute"), which transaction closed on February 5, 2016.

        On February 5, 2016, pursuant to an Agreement and Plan of Merger and Arrangement between Aralez Pharmaceuticals Inc., Pozen, Tribute and other related parties, Aralez completed the acquisition of Tribute by way of a court approved plan of arrangement in a stock transaction with a purchase price of $137.6 million made up of (i) $115.1 million related to Tribute shares, equity awards and certain warrants outstanding and (ii) $22.5 million in repayments of Tribute indebtedness. In connection with the transaction, Pozen and Tribute were combined under and became subsidiaries of Aralez Pharmaceuticals Inc., with Pozen treated as the acquiring company for accounting purposes (the "Merger"). Pursuant to Rule 12g-3(a) under the Exchange Act, Aralez Pharmaceuticals Inc. is the successor issuer to Pozen. The Merger provides the combined company with increased financial strength and product portfolio diversity and is expected to meaningfully accelerate our operating strategies.

        On September 6, 2016, Aralez Pharmaceuticals Trading DAC, a wholly-owned subsidiary of Aralez ("Aralez Ireland"), acquired the U.S. and Canadian rights to Zontivity (vorapaxar) pursuant to an asset purchase agreement with Schering-Plough (Ireland) Company, an Irish private unlimited company and an affiliate of Merck & Co., Inc., which subsequently assigned the agreement to its affiliate MSD International GmbH ("Merck"). Zontivity represents an addition to our product portfolio in cardiovascular disease and is the first and only approved therapy shown to inhibit the protease-activated receptor-1 (PAR-1), the primary receptor for thrombin, which is considered to be the most potent activator of platelets.

        On September 15, 2016, we announced that the U.S. Food and Drug Administration ("FDA") approved Yosprala (aspirin and omeprazole) for the secondary prevention of cardiovascular and cerebrovascular events in patients at risk for aspirin-associated gastric ulcers.

        On October 31, 2016, Aralez Ireland acquired the U.S. rights to Toprol-XL (metoprolol succinate) and its authorized generic (the "AG") pursuant to an asset purchase agreement (as amended in July 2017, the "Toprol-XL Asset Purchase Agreement") entered into between AstraZeneca AB ("AstraZeneca"), Aralez Ireland and Aralez Pharmaceuticals Inc. Toprol-XL is a cardioselective beta-blocker indicated for the treatment of hypertension, alone or in combination with other antihypertensives, the long term treatment of angina pectoris and treatment of stable, symptomatic (NYHA class II or III) heart failure of specific origins. Toprol-XL and the AG further expands our cardiovascular portfolio.

Business Strategy

        Our management team has a strong track record of success in creating, leading and expanding specialty pharmaceutical companies with marketing, sales and lifecycle management capabilities. Driven by this leadership and leveraging the Aralez competitive platform, our focus on securing high potential growth opportunities through aggressive business development and licensing and strategic transactions, and commercializing our product portfolio to provide enhanced value to a range of stakeholders, is driven by the following primary strategies:

  •
  Maximizing the value of our expanded portfolio—We plan to continue our focus on execution of our commercialization strategy with respect to our broadened cardiovascular portfolio, including Zontivity, which we acquired in September 2016 and fully relaunched in the United States in June 2017, Yosprala, which was approved by the FDA in September 2016, Fibricor® (fenofibric acid) and its authorized generic, and Toprol-XL and its authorized generic, which we acquired in October 2016.

  •
  Business Development through selective acquisitions—While we completed several transactions in 2016 to expand our portfolio, we plan to continue to pursue value-driven business development opportunities as they arise with a focus on strategic M&A, targeting companies with commercially available, cash flow generating products and revenues that offer synergies and growth potential, particularly in the cardiovascular anchor therapeutic area. We will also continue to assess the addition of other specialty therapeutic areas through M&A activity with a similar focus on opportunities that we anticipate are or will become synergistic and revenue and cash flow generating.

  •
  Leveraging our platform for growth—We intend to maintain a lean, nimble and performance-oriented operating model with strong financial discipline. Our objective is to achieve sustained long-term profitability and growth, both organically, through products such as Yosprala, and through business development initiatives that could include M&A and/or product acquisitions, such as the purchases of Zontivity and the Toprol-XL franchise, while at all times maintaining our focus on creating shareholder value.

Marketed Products—United States

  Zontivity®

        Zontivity is the first and currently the only approved therapy shown to inhibit the protease-activated receptor-1 (PAR-1), the primary receptor for thrombin on the platelet, which is considered to be the most potent activator of platelets. In the United States, Zontivity is indicated for the reduction of thrombotic cardiovascular events in patients with a history of heart attack (myocardial infarction) or in patients with narrowing of leg arteries, called peripheral arterial disease (PAD), and should be used in combination with daily aspirin and/or clopidogrel according to their indications or standard of care. We acquired the U.S. and Canadian rights to Zontivity from Merck on September 6, 2016 in exchange for an upfront payment of $25 million and certain future royalties and milestone payments.

        In June 2017, we initiated the full relaunch of Zontivity by our U.S. sales force and are currently assessing our plans with respect to the commercialization of Zontivity in Canada. Zontivity competes with certain products referred to as oral anti-platelets, which market is dominated by the generic offerings for clopidogrel bisulfate. There are also two newer, competitive anti-platelet offerings in this class: Effient® and Brilinta®.

  Toprol-XL® and its Authorized Generic

        Toprol-XL is a cardioselective beta-blocker indicated for the treatment of hypertension, alone or in combination with other antihypertensives, the long term treatment of angina pectoris and treatment of stable, symptomatic (NYHA class II or III) heart failure of specific origins. Toprol-XL is an extended-release tablet that belongs to a family of high blood pressure medications known as beta-blockers. Extended-release tablets need to be taken only once a day. After swallowing Toprol-XL, the coating of the tablet dissolves, releasing a multitude of controlled release pellets filled with metoprolol succinate. Each pellet acts as a separate drug delivery unit and is designed to deliver metoprolol continuously over the dosage interval of 24 hours. We acquired the U.S. rights to Toprol-XL and the AG from AstraZeneca on October 31, 2016 in exchange for an upfront payment of $175.0 million, a payment for certain inventory and certain future royalties and contingent milestone payments. Toprol-XL and the AG compete against several generic offerings for metoprolol succinate.

  Yosprala®

        Yosprala is currently the only prescription fixed-dose combination of aspirin (acetylsalicylic acid), an anti-platelet agent, and omeprazole, a proton pump inhibitor ("PPI"), in the United States. It is indicated for patients who require aspirin for secondary prevention of cardiovascular and cerebrovascular events and who are at risk of developing aspirin associated gastric ulcers. Yosprala is designed to support both cardio- and gastro-protection for at-risk patients through the proprietary Intelli-COAT™ system, which is formulated to sequentially deliver immediate-release omeprazole (40 mg) followed by a delayed-release, enteric-coated aspirin core in either 81 mg or 325 mg dose strengths. Yosprala is currently protected by four U.S. patents, the latest expiring in late 2032 with potential patent term adjustment into early 2033. We received FDA approval for Yosprala on September 14, 2016 and began commercialization in the United States on October 3, 2016. The competition for PPI-aspirin ("PA") products, such as Yosprala, may come from aspirin itself, other aspirin-combination products that may be introduced, as well as other anti-platelet products used for secondary prevention of cardiovascular and cerebrovascular events.

        We have committed to perform two post-marketing requirements related to Yosprala. The first, an in-vitro study to examine the breakdown products of omeprazole at different pH levels, has been completed and submitted to the FDA as scheduled. Following this, a pharmacokinetics study measuring the levels of these degradants in serum compared to enteric-coated omeprazole is expected to be conducted in 2018.

  Fibricor® and its Authorized Generic

        Fibricor is indicated as a complementary therapy along with diet for the treatment of severe hypertriglyceridemia and as a complementary therapy along with diet to reduce elevated LDL-C, Total-C, TG, and Apo B, and to increase HDL-C in patients with primary hypercholesterolemia or mixed dyslipidemia. Fibricor is currently protected by four U.S. patents extending to August 20, 2027. In May 2015, we acquired the U.S. rights to Fibricor (fenofibric acid) and its related authorized generic. We began promoting Fibricor in the United States during the second quarter of 2016 with a 25-person U.S. sales force, which was expanded in September 2016 in connection with the U.S. launch of Yosprala. Fibricor and its authorized generic compete against other cholesterol-lowering drugs known as fibrates. The large fibrate market is heavily genericized.

Marketed Products—Canada

  BlextenTM (bilastine)

        Bilastine is a second generation antihistamine drug for the symptomatic relief of allergic rhinitis and chronic spontaneous urticaria. Bilastine exerts its effect as a selective histamine H1 receptor antagonist, and has an effectiveness similar to other second generation antihistamines such as cetirizine, fexofenadine and desloratadine. It was developed in Spain by FAES Farma, S.A. In April 2016, Health Canada approved bilastine with the brand name Blexten (bilastine 20mg oral tablet) for the treatment of the symptoms of Seasonal Allergic Rhinitis ("SAR") and Chronic Spontaneous Urticaria ("CSU") (such as itchiness and hives). We began commercializing Blexten in Canada in December 2016.

        We consider the competitive market for Blexten to be any and all antihistamines (H1 receptor antagonists) prescribed and approved for sale in Canada.

  Cambia®

        Cambia® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug ("NSAID") and currently the only prescription NSAID approved in Canada for the acute treatment of migraine attacks with or without aura in adults 18 years of age or older. Cambia was licensed from Nautilus Neurosciences, Inc. ("Nautilus") in November 2010, which was acquired by Depomed, Inc. in December 2013. Cambia was approved by Health Canada in March 2012 and was commercially launched to specialists in Canada in October 2012 and broadly to all primary care physicians in February 2013.

        We consider the competitive market for Cambia to be the triptan class of drugs or 5-HT1 receptor agonists as they are known, which include sumatriptan (Imitrex®), rizatriptan (Maxalt®), zolmitriptan (Zomig®), almotriptan (Axert®), naratriptan (Amerge®), eletriptan (Relpax®) and frovatriptan (Frova®).

  Soriatane®

        Soriatane® (acitretin) is indicated for the treatment of severe psoriasis (including erythrodermic and pustular types) and other disorders of keratinization. Soriatane is a retinoid, an aromatic analog of vitamin A. Soriatane was approved in Canada in 1994 and is the first and currently the only oral retinoid indicated for severe psoriasis. Soriatane is often used when milder forms of psoriasis treatments like topical steroids, emollients and topical tar-based therapies have failed. Soriatane is under license from Actavis Group PTC ehf, now a part of Allergan ("Allergan"), and we have the exclusive rights to market Soriatane in Canada.

        We consider the competitive market for Soriatane to be biologic therapies such as Enbrel®, Humira® and Remicade®, and oral agents such as cyclosporine and methotrexate. In July 2017, Health Canada issued a Notice of Compliance for a generic version of Soriatane, however, as of November 8, 2017 there was no generic entry into the Canadian market.

  Proferrin®

        Proferrin® (heme iron polypeptide) is an iron supplement used to prevent or treat those at risk of iron deficiency. We have the exclusive right to import and distribute Proferrin in Canada pursuant to a distribution agreement with Colorado Biolabs, Inc.

        We consider the competitive market for Proferrin to be in the Heme iron class of iron supplements, which is composed of two directly competing products: (1) Hema-Fer, and (2) JAMP Heme iron, and the following indirectly competing products: (1) Polyride® and Feramax® (Polysaccharide-iron complex), and (2) Palafer® and Eurofer® (Ferrous fumarate).

  Fiorinal®/Fiorinal® C

        Fiorinal® (acetylsalicylic acid, caffeine and butalbital capsules) and Fiorinal® C (acetylsalicylic acid, caffeine, butalbital and codeine capsules) were originally approved by Health Canada in 1971 and 1970, respectively, for the relief of tension-type headaches. Fiorinal is a fixed dose combination drug that combines the analgesic properties of acetylsalicylic acid, with the anxiolytic and muscle relaxant properties of butalbital, and the central nervous system stimulant properties of caffeine. Fiorinal C expands on the properties of Fiorinal with the additional analgesic effect of codeine. Fiorinal and Fiorinal C are currently the only prescription products in Canada indicated for relief of tension type headaches. Fiorinal and Fiorinal C were acquired from Novartis AG and Novartis Pharma AG in October 2014.

        We consider the competitive market for Fiorinal and Fiorinal C as the prescription NSAID class, which includes Naprosyn®, Anaprox®, Toradol®, and prescription analgesic/opiate combination class, which includes Percocet® and Tylenol® with codeine.

  Bezalip® SR

        Bezalip® SR (bezafibrate) is an established pan-peroxisome proliferator-activated receptor activator. Bezalip SR, used to treat hyperlipidemia (high cholesterol), has over 25 years of therapeutic use globally. Bezalip SR helps lower LDL-C and triglycerides while raising HDL-C levels. It also improves insulin sensitivity and reduces blood glucose levels, which in combination with the cholesterol effects may significantly lower the incidence of cardiovascular events and development of diabetes in patients with features of metabolic syndrome. Bezalip SR is contraindicated in patients with hepatic and renal impairment, pre-existing gallbladder disease, hypersensitivity to bezafibrate, or pregnancy or lactation. Bezalip SR is under license from Allergan, and we have the exclusive rights to market Bezalip SR in Canada and the United States. At this time, we are only marketing Bezalip SR in Canada.

        We consider the competitive market for Bezalip SR to be the fibrates class of cholesterol-lowering treatments, which is composed of three competing molecules: (1) gemfibrozil (Lopid®), (2) bezafibrate (Bezalip SR), and (3) fenofibrate (Lipidil® in Canada or Tricor® in the United States). Further, there was a generic entry into the Canadian market in the third quarter of 2016.

Out-Licensed Products

  Vimovo®

        Vimovo (naproxen/esomeprazole magnesium) is the brand name for a proprietary fixed-dose combination of enteric-coated naproxen, a pain-relieving NSAID and immediate-release esomeprazole magnesium, a PPI, in a single delayed-release tablet. We developed Vimovo in collaboration with AstraZeneca. On April 30, 2010, the FDA approved Vimovo for the relief of the signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.

        In 2010, we officially transferred to AstraZeneca the investigational new drug application ("IND") and new drug application ("NDA") for the product such that AstraZeneca became responsible for the commercialization of Vimovo. In November 2013, AstraZeneca entered into an agreement for Horizon Pharma USA, Inc. ("Horizon") to acquire the U.S. rights for Vimovo. Under the terms of the agreement, we receive from Horizon a 10% royalty on net sales of Vimovo sold in the United States, with guaranteed annual minimum royalty payments of $7.5 million. The guaranteed annual minimum royalty payments are applicable for each calendar year that certain patents which cover Vimovo are in effect and certain types of competing products are not on the market in the United States (including competing products entering pursuant to a license to enter the market prior to expiration of the applicable patents). Horizon's royalty payment obligation with respect to Vimovo expires on the later of (a) the last to expire of certain patents covering Vimovo, and (b) ten years after the first commercial sale of Vimovo in the United States. The royalty rate may be reduced to the mid-single digits in the event of a loss of market share as a result of certain competing products (including competing products entering pursuant to a license to enter the market prior to expiration of the applicable patents). In June 2017, the United States District Court for the District of New Jersey upheld the validity of two patents owned by Aralez and licensed to Horizon covering Vimovo in the United States. Subject to the immediately following sentence or a successful appeal of the decision by the generic competitors party to the suit, this decision is expected to delay generic entry until the expiration of the applicable patents. There is ongoing litigation with respect to other patents covering Vimovo, which if we are successful, would further prevent generic entry by these potential generic competitors until October 2031, subject to the outcome of the pending appeal of the order of dismissal of claims against Actavis Laboratories FL, Inc. and Actavis Pharma, Inc. in certain litigation related to Vimovo.

        AstraZeneca will continue to have rights to commercialize Vimovo outside of the United States and Japan and paid us a royalty of 6% on all sales within its territory through 2015, which increased to 10% commencing in the first quarter of 2016. AstraZeneca's royalty payment obligation with respect to Vimovo expires on a country-by country basis upon the later of (a) expiration of the last-to-expire of certain patent rights related to Vimovo in that country, and (b) ten years after the first commercial sale of Vimovo in such country. The royalty rate may be reduced to the mid-single digits in the event of a loss of market share as a result of certain competing products (including competing products entering pursuant to a license to enter the market prior to expiration of the applicable patents). As the result of an unfavorable outcome in certain patent litigation in Canada, in May 2017 Mylan's generic naproxen/esomeprazole magnesium tablets became available in Canada, which may reduce our royalty rate in Canada in the future.

  Treximet®

        Treximet (sumatriptan/naproxen sodium) is a migraine medicine that we developed in collaboration with Glaxo Group Limited, d/b/a GlaxoSmithKline ("GSK"). The product is formulated with our patented technology of combining a triptan, sumatriptan 85mg, with an NSAID, naproxen sodium 500mg, and GSK's RT Technology™ in a single tablet. In 2008, the FDA approved Treximet for the acute treatment of migraine attacks, with or without aura, in adults. Treximet is currently available in the United States only.

        In 2008, we transferred the IND and NDA for the product to GSK, which subsequently sold its rights in Treximet, including the related trademark, to Pernix Therapeutics Holdings, Inc. ("Pernix") in 2014. As part of GSK's divestiture to Pernix, restrictions on our right to develop and commercialize certain additional dosage forms of sumatriptan/naproxen combinations outside of the United States had been eliminated, allowing us to seek approval for these combinations on the basis of the approved NDA. GSK was previously, and Pernix is currently, responsible for the commercialization of Treximet in the United States, while we receive royalties based on net sales. In 2011, we sold to a financial investor, CPPIB Credit Investments Inc. ("CII"), for an upfront lump-sum, our rights to future royalty and milestone payments relating to Treximet sales in the United States and certain other products containing sumatriptan/naproxen sodium developed and sold by Pernix in the United States. By virtue of the agreement, we will also be entitled to receive a 20% interest in royalties, if any, paid on net sales of Treximet and such other products in the United States to CII relating to the period commencing in the second quarter of 2018.

Product Pipeline Updates

        We plan to consider various avenues to commercialize Yosprala outside of the U.S. In January 2017, we submitted a Marketing Authorization Application to the European Medicines Agency for its investigational candidate, PA10040 (aspirin and omeprazole, which is marketed in a tablet form under the brand name Yosprala in the United States), for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers. However, in July 2017, we withdrew such application to focus our resources on the U.S. market for Yosprala.

Corporate Information

        Our parent company, Aralez Pharmaceuticals Inc., was incorporated under the British Columbia Business Corporations Act ("BCBCA") on December 2, 2015. Our registered office is located at 666 Burrard Street, Suite 1700, Vancouver, British Columbia, V6C 2X8 and our principal executive offices are located at 7100 West Credit Avenue, Suite 101, Mississauga, Ontario L5N 0E4, 400 Alexander Park Drive, Princeton, New Jersey 08540-6539, and 47-49 St. Stephen's Green, Dublin 2, Ireland. Our website address is www.aralez.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

        Investing in our securities involves significant risks. Please see the risk factors under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarter ended September 30, 2017, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. To date, we have not issued any preferred shares. Therefore, the ratio of earnings to combined fixed charges and preferred shares dividend requirements are the same as the ratio of earnings to fixed charges presented below. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information incorporated by reference herein.

	Nine Months Ended September 30,	Year Ended December 31,
(dollars in thousands)	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	$(57,300)	$(96,565)	$(37,433)	$19,850	$(16,532)	$(25,107)

        For the purposes of computing this ratio, "earnings" consist of income (loss) before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of the sum of: (a) interest expense; (b) amortized debt issuance costs; and (c) an estimate of the interest within rental expense.

USE OF PROCEEDS

        Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, including funding of any development programs, commercial planning and sales and marketing expenses, general and administrative expenses, acquisition or licensing of additional products, product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in accordance with the Company's investment policy. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

        If there is a material dilution of the purchasers' equity interest from the sale of our securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing our securities in an offering under this prospectus:

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  the net tangible book value per share of our securities before and after the offering;

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  the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

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  the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

 SECURITIES WE MAY OFFER

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

 DESCRIPTION OF SHARE CAPITAL

        The following summary describes our common shares and preferred shares and the material provisions of our notice of articles and articles (collectively, the "Articles") and certain provisions of the BCBCA. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Articles, copies of which are on file with the SEC. See "Where You Can Find More Information."

Common Shares

        The holders of our common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote. The holders of common shares are entitled to receive dividends, if, as and when dividends are declared from time to time by our board of directors, after payment of dividends required to be paid to shareholders holding shares with special rights to dividends, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common shares are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred shares then outstanding. All of our outstanding common shares are fully paid and nonassessable. The common shares to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common shares are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred shares which we may designate and issue in the future.

        Our authorized share capital allows for an unlimited number of common shares without par value. As of November 1, 2017, 66,885,770 of our common shares were outstanding.

        As of November 1, 2017, approximately 3,265,000 options to purchase common shares at a weighted-average exercise price of $3.31 per share, approximately 4,997,000 restricted stock units, approximately 883,000 warrants to purchase common shares and notes convertible into approximately 9,057,000 common shares were outstanding.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common shares is Computershare Investor Services Inc., 510 Burrard Street, 2nd Floor, Vancouver, BC V6C 3B9.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "ARLZ" and on the Toronto Stock Exchange ("TSX") under the symbol "ARZ".

Preferred Shares

        Under the Articles, the board of directors has the authority to issue one or more series of preferred shares, in unlimited numbers without par value, with such special conditions to be created, defined and attached to such series by the directors. The preferred shares of each series shall, with respect to dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, be entitled to preference over common shares and over any other shares ranking junior. It is not possible to state the actual effect of the issuance of any preferred shares upon the rights of holders of our common shares until our board of directors determines the specific rights of the holders of preferred shares. However, the effects might include, among other things, restricting dividends on the common shares, diluting the voting power of the common shares, impairing the liquidation rights of the common shares and delaying or preventing a change in control of our common shares without further action by our shareholders and may adversely affect the market price of our common shares. As of November 1, 2017, no preferred shares were outstanding.

Anti-Takeover Provisions

        The BCBCA does not contain a provision comparable to Section 203 of the Delaware General Corporate Law with respect to business combinations or takeover regulation.

        Our Articles provide for some general safeguards against take-over transactions, including the absence of cumulative voting rights, which allows for the holders of a majority of the common shares to elect all of the directors standing for election, and the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings.

        However, Multilateral Instrument 62-104—Take-Over Bids and Issuer Bids is applicable to us and provides that a take-over bid is triggered when "a person makes an offer to acquire voting securities or equity securities of a class made to one or more persons where the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire." When a take-over bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors' circular indicating whether they recommend to accept or reject the bid or are not unable or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

        The take-over bid rules also require that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person's securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an "early warning report" with applicable Canadian securities regulators. An additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.

        An "issuer bid" is defined in Multilateral Instrument 62-104 to be "an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons." Similar requirements to a takeover bid exist for issuer bids. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements.

        In addition, Multilateral Instrument 61-101 Protection of Minority Securityholders in Special Transactions which governs disclosure, minority shareholder approval and valuation requirements in respect of exceptional transactions, contains detailed requirements in connection with "related party transactions."

Compulsory Acquisitions

        (1)   The BCBCA provides for a compulsory acquisition procedure where an offer made by an acquiring person to acquire shares, or any class of shares (an "acquisition offer") is accepted.

        (2)   For the purposes of those provisions of the BCBCA, (a) every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares, and (b) each acquisition offer is accepted if, within four months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

        (3)   If an acquisition offer is accepted within the meaning of subsection (2)(b), the acquiring person may, within five months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

        (4)   If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within two months after the date of the notice.

        (5)   On the application of an offeree under subsection (4), the court may set the price and terms of payment, and make consequential orders and give directions the court considers appropriate.

Indemnification of Officers and Directors

        Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company's request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual's conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

        Our Articles require us to indemnify a director or former director of the company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with us on the terms of the indemnity contained in the Articles.

        Subject to the BCBCA, we may also indemnify any other person. In addition, our Articles specify that failure of a director or officer to comply with the provisions of the BCBCA, Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. Our Articles also allow us to purchase and maintain insurance for the benefit of specified eligible parties.

Limitation on Director Liability

        Under the BCBCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCBCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

        A director is not liable under the BCBCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. The particular rights and preferences of the warrants offered by any prospectus supplements and the extent, if any, to which the general provisions described below may apply to the offered warrants, will be described in the applicable prospectus supplements. The terms of any warrants offered under an applicable prospectus supplement may differ from the terms described below as set forth therein. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

        We may issue warrants for the purchase of common shares and/or preferred shares in one or more series. We may issue warrants independently or together with common shares and/or preferred shares, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

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  the offering price and aggregate number of warrants offered;

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  the currency for which the warrants may be purchased;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the periods during which, and places at which, the warrants are exercisable;

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  the manner of exercise;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  federal income tax consequences of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

 DESCRIPTION OF DEBT SECURITIES

        The debt securities will be direct obligations of the Company and will be either senior or subordinated debt securities and may be either secured or unsecured. We will issue the debt securities under an indenture that we will enter into with a trustee named in the indenture. The particular rights and preferences of the debt securities offered by any prospectus supplements and the extent, if any, to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplements. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

General

        We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

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  the title of the debt securities;

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  any limit upon the aggregate principal amount of a series of debt securities which we may issue;

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  the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

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  the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

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  the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

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  the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

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  any provisions regarding our right to prepay, repurchase or redeem debt securities or of holders to require us to prepay, repurchase or redeem debt securities;

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  the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

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  any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

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  any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

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  the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

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  the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

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  any special or modified events of default or covenants with respect to the debt securities;

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  any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted; and

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  any other material terms of the debt securities.

        The Indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

        We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

        If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

        We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

        We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

        An event of default with respect to each series of debt securities will include:

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  our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

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  our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

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  our default for 90 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

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  certain events involving our bankruptcy, insolvency or reorganization.

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  Supplemental indentures relating to particular series of debt securities may include other events of default.

        Each current indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

        The Indenture will provide that, if any event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

        The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the Indenture.

        A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

        We and the trustee under the indenture may:

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  without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities or amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities, provided that any amendment, modification or supplement that conforms the indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of holders;

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  with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under such indenture, modify the indenture or the rights of the holders of the debt securities generally; and

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  with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

        However, we may not:

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  extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

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  reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

        The indenture will provide that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Concerning the Trustee

        We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

        The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with regard to that series or of exercising any trust or power conferred on the trustee with regard to the securities of that series. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill in their exercise, as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee indemnity or security satisfactory to the trustee.

Governing Law

        Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

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  to or through one or more underwriters, brokers or dealers;

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  through agents; and/or

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  directly to one or more purchasers.

        We may distribute our securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        We may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

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  the name or names of any agents, dealers, underwriters or investors who purchase the securities;

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  the purchase price of the securities being offered and the proceeds we will receive from the sale;

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  the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

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  any over-allotment options under which underwriters may purchase additional securities from us;

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  any discounts or concessions allowed or reallowed or paid to dealers;

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  any securities exchanges on which such securities may be listed;

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  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

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  the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Direct Sales and Sales Through Agents

        We may solicit directly offers to purchase securities being offered by this prospectus. We may also designate agents to solicit offers to purchase our securities from time to time. We may sell our securities offered by this prospectus by any method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on the NASDAQ Global Select Market, on any other existing trading market for our securities or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

Sales Through Underwriters or Dealers

        If we utilize a dealer in the sale of our securities being offered by this prospectus, we will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale.

        If we utilize an underwriter in the sale of our securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of our securities to the public. In connection with the sale of our securities, we or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

        We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of our securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of securities pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

        To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Delayed Delivery Contracts

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Derivative Transactions

        We may enter into derivative transactions with third parties, or sell our securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use our securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge our securities to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

        Any securities offered other than common shares will be a new issue and, other than the common shares, which are listed on the NASDAQ Global Select Market and the Toronto Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may provide the underwriters, dealers, agents and remarketing firms with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that they may make with respect to these liabilities.

LEGAL MATTERS

        Certain legal matters with respect to the United States of America, New York and Delaware law with respect to the validity of certain of the offered securities will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Canadian law with respect to the validity of certain of the offered securities will be passed upon for us by Stikeman Elliot LLP, Toronto, Canada. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The financial statements of the Toprol-XL Family of AstraZeneca Pharmaceuticals LP as of September 30, 2016 and December 31, 2015, and for the nine months ended September 30, 2016 and the year ended December 31, 2015, included in Aralez Pharmaceuticals Inc.'s Current Report on Form 8-K filed November 4, 2016 (as amended on January 13, 2017), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audited historical Statements of Assets and Liabilities Assumed and the related Statements of Revenues and Direct Expenses of the Zontivity Business included in exhibit 99.1 of Aralez Pharmaceuticals Inc.'s Current Report on Form 8-K dated September 6, 2016 (as amended on November 18, 2016) have been so incorporated in reliance on the report (which contains an emphasis of matter that these special purpose financials are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Zontivity Business) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Tribute Pharmaceuticals Canada Inc. for the year ended December 31, 2015 appearing in Aralez Pharmaceuticals Inc.'s Current Report Form 8-K filed on February 5, 2016 and amended March 15, 2016 have been audited by UHY McGovern Hurley LLP (formerly known as McGovern, Hurley, Cunningham, LLP), independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.aralez.com, go to Investors & SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. You may also read and copy materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

        We are also required to file reports and other information with the securities commissions in all provinces in Canada, other than Quebec. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the provincial securities commissions (excluding the Autorité des marchés financiers). These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), the Canadian equivalent of the SEC's electronic document gathering and retrieval system.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" much of the information we file with them under Commission File No. 001-37691, which means that we can disclose important information to you by referring you to those publicly available documents. All of the information that we incorporate by reference is considered to be part of this prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information. This prospectus incorporates by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, after the date of this prospectus until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold. We incorporate by reference the following previously filed documents:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 13, 2017;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed on May 9, 2017, August 9, 2017 and November 9, 2017, respectively;

  •
  our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 23, 2017;

  •
  our Current Reports on Form 8-K, filed on February 5, 2016 (as amended on March 15, 2016), September 8, 2016 (as amended on November 18, 2016), November 4, 2016 (as amended on January 13, 2017 and November 9, 2017), January 5, 2017, January 27, 2017, March 2, 2017, March 23, 2017, April 11, 2017, May 3, 2017 (SEC Accession No. 0001104659-17-029483), May 8, 2017, May 12, 2017, June 7, 2017 (SEC Accession No. 0001104659-17-037765 and SEC Accession No. 0001104659-17-037905), June 27, 2017 and November 9, 2017 (second of two filings); and

  •
  the description of our Common Shares contained in our joint proxy statement/prospectus dated December 14, 2015 (File No. 333-208523).

        We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, at no cost to the requestor. You should direct any requests for documents to: Eric L. Trachtenberg, General Counsel, Chief Compliance Officer and Corporate Secretary, Aralez Pharmaceuticals Inc., 7100 West Credit Avenue, Suite 101, Mississauga, Ontario L5N 0E4, (905) 876-1118.

Common Shares
Preferred Shares
Warrants
Debt Securities

Prospectus

                    , 2017

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item	Amount to be Paid
Securities and Exchange Commission registration fee	$12,450
Legal fees and expenses	300,000	*
Accountants' fees and expenses	150,000	*
Printing expenses	50,000	*
Miscellaneous	20,000	*

Total	$532,450	*

*
Estimated

Item 15.    Indemnification of directors and officers.

        Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company's request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual's conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

        Our Articles require us to indemnify a director or former director of the company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with us on the terms of the indemnity contained in the Articles.

        Subject to the BCBCA, we may also indemnify any other person. In addition, our Articles specify that failure of a director or officer to comply with the provisions of the BCBCA, Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. Our Articles also allow us to purchase and maintain insurance for the benefit of specified eligible parties.

Item 16.    Exhibits.

        See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes that

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Act.

INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement

3.1		Certificate of Incorporation of Aralez Pharmaceuticals Inc., dated as of December 2, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 filed December 14, 2015).

3.2		Articles of Aralez Pharmaceuticals Inc., dated as of December 11, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 filed December 14, 2015).

4.1		Form of Indenture

4.2		Form of Debt Security (included in exhibit 4.1)

4.3	*	Form of Certificate of Designation

4.4	*	Form of Preferred Stock Certificate

4.5	*	Form of Warrant Agreement

4.6	*	Form of Warrant Certificate

5.1		Opinion of Willkie Farr & Gallagher LLP regarding the validity of certain of the securities being registered

5.2		Opinion of Stikeman Elliot LLP regarding the validity of certain of the securities being registered

12.1		Computation of Ratio of Earnings to Fixed Charges

23.1		Consent of Ernst & Young LLP, independent registered public accounting firm

23.2		Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

23.3		Consent of Stikeman Elliot LLP (included in Exhibit 5.2)

23.4		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.5		Consent of KPMG LLP, independent auditors

23.6		Consent of UHY McGovern Hurley LLP, independent auditors for Tribute Pharmaceuticals Canada Inc.

24.1		Power of Attorney (included in the signature pages hereto)

25	*+	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

*
To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if applicable, and incorporated herein by reference.

+
To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 9th day of November, 2017.

ARALEZ PHARMACEUTICALS INC.
By:	/s/ ADRIAN ADAMS Adrian Adams Chief Executive Officer

        Each of the undersigned directors and officers of Aralez Pharmaceuticals Inc. hereby constitutes and appoints each of Adrian Adams and Eric L. Trachtenberg, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, to sign any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ADRIAN ADAMS Adrian Adams	President and Chief Executive Officer; Director (Principal Executive Officer)	November 9, 2017
/s/ SCOTT CHARLES Scott Charles	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 9, 2017
/s/ NEAL FOWLER Neal Fowler	Director	November 9, 2017
/s/ ARTHUR S. KIRSCH Arthur S. Kirsch	Director	November 9, 2017
/s/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Director	November 9, 2017
/s/ SETH A. RUDNICK, M.D. Seth A. Rudnick, M.D.	Director	November 9, 2017
/s/ ROB HARRIS Rob Harris	Director	November 9, 2017
/s/ F. MARTIN THRASHER F. Martin Thrasher	Director	November 9, 2017

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on November 9, 2017.

AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ ERIC TRACHTENBERG Eric Trachtenberg Secretary Aralez Pharmaceuticals US Inc.

 Exhibit 12.1

Aralez Pharmaceuticals Inc.
Statement of Computation of
Ratios of Earnings to Fixed Charges
(in thousands)

	Nine months ended September 30,	Years Ended December 31,
	2017	2016	2015	2014	2013	2012
Earnings (loss):
(Loss) income before income taxes	$(78,123)	$(103,042)	$(37,609)	$19,674	$(16,708)	$(25,283)
Fixed charges (from below)	20,823	6,477	176	176	176	176

Total loss	$(57,300)	$(96,565)	$(37,433)	$19,850	$(16,532)	$(25,107)

Fixed Charges:
Interest expense	20,104	6,057	—	—	—	—
Amortization of debt issuance costs	79	84	—	—	—	—
Estimated interest portion of rent expense	640	336	176	176	176	176

Total fixed charges	$20,823	$6,477	$176	$176	$176	$176

(Deficiency) surplus of earnings to cover fixed charges	$(57,300)	$(96,565)	$(37,433)	$19,850	$(16,532)	$(25,107)